The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


          Subject to completion, Pricing Supplement dated June 19, 2006

PROSPECTUS Dated January 25, 2006                   Pricing Supplement No. 71 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 25, 2006                                   Dated            , 2006
                                                                  Rule 424(b)(2)

                                    $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                               -----------------

             95% Protected Commodity-Linked Notes due June 30, 2009 Based on the Performance of the Goldman Sachs Commodity
                         Index(R) - Gold Excess Return

Unlike ordinary debt securities, the notes do not pay interest and do not guarantee a full return of principal at maturity. Instead, the notes will pay at maturity for each $1,000 principal amount of notes a minimum payment amount of $950 plus a supplemental redemption amount, if any, based on the performance of the Goldman Sachs Commodity Index(R) - Gold Excess Return, which we refer to as the index, as determined at maturity. In no event will the payment at maturity be less than the minimum payment amount per note of $950.

o   The principal amount and issue price of each note is $1,000.

o   We will not pay interest on the notes.

o   The minimum payment amount at maturity for each note is $950.

o At maturity, you will receive, for each $1,000 principal amount of notes, the minimum payment amount plus a supplemental redemption amount, if any, based on the performance of the index. The supplemental redemption amount will equal $1,000 times (x) the index percent change times (y) the participation rate, which is expected to be 95% to 100%; provided that the supplemental redemption amount will not be less than zero. The participation rate will be determined on the day we price the notes for initial sale to the public. If the participation rate is less than 100%, you will not participate fully in any increase in the index value over the term of the notes.

    o The index percent increase will be equal to (i) the final index value less the initial index value divided by (ii) the initial index value.

    o The initial index value will equal the official daily settlement price of the index, as displayed on Reuters page "GSCT", or any successor page, on the day we price the notes for initial sale to the public.

    o The final index value will equal the official daily settlement price of the index, as displayed on Reuters page "GSCT", or any successor page, on June 26, 2009, which we refer to as the valuation date.

o If the index percent increase is less than or equal to zero, you will receive only the minimum payment amount per note of $950. The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes.

o   Investing in the notes is not equivalent to investing in the index.

o   The notes will not be listed on any securities exchange.

o   The CUSIP number for the notes is 61748A528.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------
                                   PRICE 100%
                                 --------------


                                Price to         Agent's       Proceeds to
                                 Public      Commissions(1)      Company
                              ------------ ------------------ --------------
Per note....................        %               %               %
Total.......................        $               $               $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes-Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissao de Calores Mobiliarios (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of the Goldman Sachs Commodity Index(R) - Gold Excess Return, which we refer to as the index. These notes combine features of a debt investment and a commodity investment by offering at maturity repayment of 95% of the issue price with the opportunity to participate in the increase, if any, in the value of the index over the term of the notes. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the index over the term of the notes.

     "GSCI(R)" is a registered mark of Goldman, Sachs & Co., and has been licensed for use by Morgan Stanley.

Each note costs $1,000  We, Morgan Stanley, are offering you 95% Protected
                        Commodity-Linked Notes due June 30, 2009, Based on the Performance of the Goldman Sachs Commodity Index(R) - Gold Excess Return, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

                        The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity             The Minimum Payment Amount Provides Only 95%
                                        Principal Protection

                        At maturity, we will pay you at least the minimum payment amount of $950 per note plus the supplemental redemption amount, if any. However, if the index percent increase, when multiplied by the participation rate, is less than, equal to, or not sufficiently greater than, zero, you will receive less than the principal amount of $1,000 per note at maturity. The participation rate is expected to be 95% to 100% and will be determined on the day we price the notes for initial sale to the public. If the participation rate is less than 100%, you will not participate fully in any increase in the index value over the term of the notes.

                                       Payment at Maturity

                        Your payment at maturity will be calculated as follows:

             Payment at maturity  =  minimum payment amount +  supplemental redemption amount


                                The Supplemental Redemption Amount is Linked
                                        to the Performance of the Index

                        The supplemental redemption amount will equal (i) $1,000 times (ii) the index percent increase times (iii) the participation rate; provided that the supplemental redemption amount will not be less than zero. The supplemental redemption amount will be calculated as follows:

              Supplemental redemption amount = $1,000 x  index percent increase  x  participation rate where,

                            participation rate        =    95% to 100%, to be determined
                                                           on the pricing date; and

                                                           final index value - initial index value
                            index percent increase    =    ---------------------------------------
                                                                  initial index value

                               and where,

                               initial index value       =    the official daily settlement price of
                                                              the index, as displayed on Reuters
                                                              page "GSCT", or any successor page, on
                                                              the day we price the notes for initial
                                                              sale to the public; and

                               final index value          =    the official daily settlement price of
                                                               the index, as displayed on Reuters
                                                               page "GSCT", or any successor page, on
                                                               the valuation date.

                        If the index percent increase is equal to, or less than zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the minimum payment amount of $950 for each $1,000 principal amount of notes that you hold and will not receive any supplemental redemption amount.

                        Beginning on PS-6, we have provided examples of hypothetical payouts on the notes.

                        You can review a table of historical high, low and quarter-end daily official settlement prices of the index for each calendar quarter in the period from January 1, 2001 through June 15, 2006, as published by Bloomberg Financial Markets for such period in this pricing supplement under "Description of Notes--Historical Information." You cannot predict the future performance of the index based on its historical performance.

The index               The index reflects the excess returns that are
                        potentially available through an unleveraged investment in the gold futures contracts, and only the gold futures contracts, included in the Goldman Sachs Commodity
                        Index(R) - Excess Return (the "GSCI(R)-ER"), as calculated and published by Goldman, Sachs & Co. The
                        GSCI(R)-ER is based on a production-weighted basket of physical non-financial commodities that satisfy specified criteria and is designed to be a measure of the performance over time of the markets for these commodities. See the section of this pricing supplement called "Description of Notes - The Index."

You may revoke your     We are using this pricing supplement to solicit from you
offer to purchase       an offer to purchase the notes. You may revoke your
the notes prior to      offer to purchase the notes at any time prior to the
our acceptance          time at which we accept such offer by notifying the
                        relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MS & Co. will be the    We have appointed our affiliate, Morgan Stanley & Co.
calculation agent       Incorporated, which we refer to as MS & Co., to act as
                        calculation agent for JPMorgan Chase Bank, N.A.
                        (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final index value, the index percent increase and will calculate the supplemental redemption amount, if any, that you will receive at maturity.

Although the matter     Although the matter is not free from doubt, the notes
is not free from        will be treated as "contingent payment debt instruments"
doubt, the notes        for U.S. federal income tax purposes, as described in
will be treated as      the section of this pricing supplement called
contingent payment      "Description of Notes -- United States Federal Income
debt instruments for    Taxation." Under this treatment, if you are a U.S.
U.S. federal income     taxable investor, you will generally be subject to
tax purposes            annual income tax based on the comparable yield (as set
                        forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called
                        "Description of Notes -- United States Federal Income
                        Taxation" and, specifically the sections called "United
                        States Federal Taxation -- Tax Consequences to U.S.
                        Holders -- Notes -- Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation -- Tax Consequences to
                        U.S. Holders -- Backup Withholding and Information
                        Reporting" in the accompanying prospectus supplement.

                        If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes -- United States Federal Income Taxation -- Non-U.S. Holders."

                        You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find      The notes are senior securities issued as part of our
more information on     Series F medium-term note program. You can find a
the notes               general description of our Series F medium-term note
                        program in the accompanying prospectus supplement dated
                        January 25, 2006 and accompanying prospectus dated
                        January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--General Terms of Notes" and "--Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and in the section of the prospectus called "Description of Debt Securities - Description of Floating Rate Debt
                        Securities."

                        Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in commodity-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us         You may contact your local Morgan Stanley branch office
                        or our principal executive offices at 1585 Broadway, New
                        York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the index percent increase is greater than zero, for each $1,000 principal amount of notes that you hold, you will receive the minimum payment amount of $950 plus a supplemental redemption amount calculated on the valuation date as follows: (i) $1,000 times (ii) the index percent increase times (iii) the participation rate, which is expected to be 95% to 100% and which will be determined on the day we price the notes for initial sale to the public. If the participation rate is less than 100%, you will not participate fully in any increase in the index value over the term of the notes.

     If the index percent increase is less than, equal to, or not sufficiently greater than, zero, you will receive less than the $1,000 principal amount at maturity. If the index percent increase is less than or equal to zero, you will receive only the minimum payment amount of $950 per note.

     Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.

Example 1:  The final index value is greater than the initial index value

     Hypothetical participation rate:  95%
     Hypothetical initial index value: 60
     Hypothetical final index value:   66
     Minimum payment amount:           $950

     Your payment at maturity will equal the minimum payment amount of $950 plus a supplemental redemption amount, if any, calculated as:

    Supplemental redemption amount   =   $1,000  x  (index percent increase  x  participation rate)

     where:

                                         (final index value - initial index value)
           Index percent increase    =   -----------------------------------------
                                                   initial index value

Using the above hypothetical figures, the index percent increase in this example would equal:

                                           (66 - 60)
            Index percent increase   =     ---------  =  0.10 (10%)
                                              60

Accordingly, the supplemental redemption amount in this example would equal:

          Supplemental redemption amount   =   $1,000 x  (10%  x  95%) =  $95

     In this example, the final index value has increased 10% over the initial index value. However, because the hypothetical participation rate is 95%, you would receive only 95% of the benefit of that increase and the supplemental redemption amount payable at maturity is $95. As such, your payment at maturity for each $1,000 principal amount of notes is $1,045 which is the minimum payment amount of $950 plus the supplemental redemption amount of $95.

Example 2: The final index value is greater than the initial index value but the increase is insufficient to entitle you to $1,000 per at maturity

     Hypothetical participation rate:  95%
     Hypothetical initial index value: 60
     Hypothetical final index value:   63
     Minimum payment amount:           $950

Using the above hypothetical figures, the index percent increase in this example would equal:

                                (63 - 60)
Index percent increase     =    --------  =  0.05 (5%)
                                   60

Accordingly, the supplemental redemption amount in this example would equal:

          Supplemental redemption amount  =  $1,000  x  (5%  x  95%) =  $47.50

     In this example, even though the final index value has increased 5% over the initial index value, this is an insufficient increase when combined with a participation rate of less than 100% to ensure that you receive at maturity your principal amount of $1,000. Instead, you would receive at maturity, for each $1,000 principal amount of notes, $997.50 which is the minimum payment amount of $950 plus the supplemental redemption amount of $47.50.

Example 3: The final index value is less than the initial index value and accordingly, the index percent increase is less than zero

     Hypothetical participation rate:  95%
     Hypothetical initial index value: 60
     Hypothetical final index value:   54
     Minimum payment amount:           $950

Using the above hypothetical figures, the index percent increase in this example would equal:

                              (54 - 60)
Index percent increase    =   --------  = -0.10 (-10%)
                                 60

Accordingly, the supplemental redemption amount in this example would equal:

          Supplemental redemption amount   =   the greater of,
                                               $0;           and
                                               $1,000 x (-10%  x  95%)
                                           =   $0


     In this example, the index percent increase is less than zero and therefore the supplemental redemption amount will be zero. As no supplemental redemption amount is payable, the total payment at maturity for each $1,000 principal amount of notes will equal only the $950 minimum payment amount, which represents a 5% loss on the principal amount of the notes.

     You can review a table of historical high, low and quarter-end daily official settlement prices for the index for each calendar quarter in the period from January 1, 2001 through June 15, 2006, as published by Bloomberg Financial Markets for such periods in this pricing supplement under "Description of Notes--Historical Information".

                                  RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior The terms of the notes differ from those of ordinary notes, the notes do not debt securities in that we will not pay interest on the
pay interest            notes and the notes do not guarantee a full return of
                        the principal amount at maturity. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security and may be less than your initial investment in the notes. The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on the performance of the index.

The notes may pay       We do not guarantee full return of principal at
less than the           maturity. If the supplemental redemption amount due at
principal amount        maturity is equal to zero, you will receive at maturity
at maturity             for each $1,000 principal amount of notes that you hold
                        only the minimum payment amount of $950. If the index percent increase, when multiplied by the participation rate, is less than, equal to, or not sufficiently greater than, zero, you will receive less than the $1,000 principal amount per note at maturity.

The participation       The participation rate is expected to be 95% to 100% and
rate may be less        will be determined on the day we price the notes for
than 100%               initial sale to the public. If the participation rate is
                        less than 100%, you will not participate fully in any increase in the index value over the term of the notes and the index percent increase needed to ensure that you receive at maturity at least the $1,000 principal amount per note will be greater than it would be if the participation rate were 100%.

The notes will not      The notes will not be listed on any securities exchange.
be listed               Therefore, there may be little or no secondary market
                        for the notes. Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so.
                        Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.
                        Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS
                        & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.


The inclusion in        Assuming no change in market conditions or any other
the original issue      relevant factors, the price, if any, at which MS & Co.
price of commissions    is willing to purchase notes in secondary market
and projected profit    transactions will likely be lower than the original
from hedging is likely  issue price, since the original issue price included,
to adversely affect     and secondary market prices are likely to exclude,
secondary market        commissions paid with respect to the notes, as well as
prices                  the projected profit included in the cost of hedging our
                        obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.


Market price of the     Several factors, some of which are beyond our control,
notes will be           will influence the value of the notes in the secondary
influenced by many      market and the price at which MS & Co. may be willing to
unpredictable factors   purchase or sell the notes in the secondary market,
                        including:

                        o   the value of the index at any time,

                        o the volatility (frequency and magnitude of changes in value) of the gold futures contracts underlying the index,

                        o trends of supply and demand for the gold futures contracts underlying the index,

                        o   interest and yield rates in the market,

                        o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the market and price for gold, financial or commodities markets generally and that may affect the final index value,

                        o   the time remaining to the maturity of the notes, and

                        o   our creditworthiness.

                        Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the value of the index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                        You cannot predict the future performance of the index based on its historical performance. We cannot guarantee that the index percent increase, when multiplied by the participation rate, will be sufficiently greater than zero so that you will receive at maturity at least the $1,000 principal amount per note.

The price of gold may   The index is composed entirely of gold futures contracts
change unpredictably    included in the Goldman Sachs Commodity Index(R)
and affect the value    --Excess Return. See the section of this pricing
of the notes in         supplement called "Description of Notes--The Index"
unforeseeable ways

                        The commodity markets, including the gold markets, are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

                        Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

The Goldman Sachs       The Goldman Sachs Commodity Index(R), which we refer to
Commodity Index         as the GSCI(R), on which the index is based, was
may in the future       originally based solely on futures contracts traded on
include contracts       regulated futures exchanges (referred to in the United
that are not traded     States as "designated contract markets"). At present,
on regulated            the GSCI(R) continues to be comprised exclusively of
futures exchanges       regulated futures contracts. As described below,
                        however, the GSCI(R) may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the GSCI(R) may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices    The GSCI(R), on which the index is based, is composed of
of gold futures         futures contracts on physical commodities. Unlike
contracts included in   equities, which typically entitle the holder to a
the index relative to   continuing stake in a corporation, commodity futures
their current prices    contracts normally specify a certain date for delivery
may decrease the        of the underlying physical commodity. As the futures
amount payable at       contracts that comprise the GSCI(R) approach expiration,
maturity                they are replaced by contracts that have a later
                        expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as "rolling." If the market for these contracts is (putting aside other considerations) in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield."
                        However, gold and certain other commodities included in the GSCI(R) have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Contango or absence of backwardation in the gold futures market could result in negative "roll yields," which could adversely affect the value of the index and, accordingly, decrease the payment you receive at maturity.

Suspensions or          The commodity markets are subject to temporary
disruptions of          distortions or other disruptions due to various factors,
market trading in       including the lack of liquidity in the markets, the
commodity and           participation of speculators and government regulation
related futures         and intervention. In addition, U.S. futures exchanges
markets could           and some foreign exchanges have regulations that limit
adversely affect        the amount of fluctuation in futures contract prices
the price of the        that may occur during a single business day. These
notes                   limits are generally referred to as "daily price
                        fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the index and, therefore, the value of the notes.

Adjustments to the      Goldman, Sachs & Co., which we refer to as GS & Co., is
index could             responsible for calculating and maintaining the index.
adversely affect        GS & Co. can add, delete or substitute the contracts
the value of the        underlying the index or make other methodological
notes                   changes that could change the value of the index. GS &
                        Co. may discontinue or suspend calculation or dissemination of the index. Any of these actions could adversely affect the value of the notes.

                        GS & Co. may discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.

The economic interests  The economic interests of the calculation agent and
of the calculation      other of our affiliates are potentially adverse to your
agent and other of our  interests as an investor in the notes.
affiliates are
potentially adverse to  As calculation agent, MS & Co. will determine the
your interests          initial index value, the final index value, the index
                        percent increase, and calculate the supplemental redemption amount, if any, you will receive at maturity.
                        Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the index value in the event of a discontinuance of reporting of the index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Index
                        Value" and "--Discontinuance of the Index; Alteration of Method of Calculation."

                        The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading     MS & Co. and other affiliates of ours will carry out
activity by the         hedging activities related to the notes (and possibly to
calculation agent       other instruments linked to the index), including
and its affiliates      trading in forward and options contracts on the index as
could potentially       well as in other instruments related to the index. MS &
adversely affect        Co. and some of our other subsidiaries also trade in
the value of the index  gold futures and the index and other financial instruments related to gold and the index on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial index value and, as a result, could increase the index value at which the index must close on the valuation date before you receive a payment at maturity that exceeds the minimum payment amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could potentially affect the index value on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Although the matter     Although the matter is not free from doubt, the notes
is not free from        will be treated as "contingent payment debt instruments"
doubt, the notes will   for U.S. federal income tax purposes, as described in
be treated as           the section of this pricing supplement called
contingent payment      "Description of Notes -- United States Federal Income
debt instruments for    Taxation." Under this treatment, if you are a U.S.
U.S. federal income     taxable investor, you will generally be subject to
tax purposes            annual income tax based on the comparable yield (as set
                        forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called
                        "Description of Notes -- United States Federal Income
                        Taxation" and, specifically the sections called "United
                        States Federal Taxation -- Tax Consequences to U.S.
                        Holders -- Notes -- Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation -- Tax Consequences to
                        U.S. Holders -- Backup Withholding and Information
                        Reporting" in the accompanying prospectus supplement.

                        If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes -- United States Federal Income Taxation -- Non-U.S. Holders."

                        You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our 95% Protected Commodity-Linked Notes Due June 30, 2009, Based on the Performance of the Goldman Sachs Commodity Index(R) - Gold Excess Return. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal
  Amount...................   $

Original Issue Date
  (Settlement Date ).......   June   , 2006

Maturity Date..............   June 30, 2009, subject to extension in accordance
                              with the following paragraph in the event of the postponement of the Valuation Date for calculating the Final Index Value.

                              If, due to a Market Disruption Event or
                              otherwise, the Valuation Date is postponed, the Maturity Date will be the second scheduled Trading Day following the Valuation Date as so postponed. See "--Valuation Date" below.

Valuation Date.............   The Valuation Date will be June 26, 2009, two
                              scheduled Trading Days prior to the Maturity
                              Date, subject to adjustment for non-Index
                              Business Days or Market Disruption Events as described in the following paragraph.

                              If June 26, 2009 is not an Index Business Day or if there is a Market Disruption Event with respect to the Index on such day, the Valuation Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Interest Rate..............   None

Specified Currency.........   U.S. dollars

CUSIP Number...............   61748A528

Minimum Denominations......   $1,000

Issue Price................   $1,000 (100%)

Maturity Redemption Amount.   At maturity, upon delivery of the Notes to the
                              Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                              We shall, or shall cause the Calculation Agent to
                              (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and
                              (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "Form of Securities-The Depositary" in the accompanying prospectus.

Minimum Payment Amount.....   $950

Supplemental Redemption
  Amount...................   The Supplemental Redemption Amount will equal (i)
                              $1,000 times (ii) the Index Percent Increase times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Index Percent Increase.....   The Index Percent Increase is a fraction, the
                              numerator of which will be the Final Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The
                              Index Percent Increase is described by the following formula:

                                   Final Index Value - Initial Index Value
                                   ---------------------------------------
                                             Initial Index Value

Participation Rate.........   The Participation Rate is expected to be 95% to
                              100%, and will be determined on the day we price the Notes for initial sale to the public. If the Participation Rate is less than 100%, you will not participate fully in any increase in the Index Value over the term of the notes.

Initial Index Value........              , the Index Value on the day we price
                              the Notes for initial sale to the public.

Final Index Value..........   The Index Value on the Valuation Date as
                              determined by the Calculation Agent.

Index Value................   The Index Value on any Index Business Day will
                              equal the official daily settlement price of the Index as published by Goldman, Sachs & Co., which we refer to as GS & Co., or any Successor Index
                              (as defined under "--Discontinuance of the Index;
                              Alteration of Method of Calculation"), and displayed on Reuters page "GSCT" (or such other page as may replace that page on that service, or, if unavailable on that service, any other service displaying that value). In certain circumstances, the Index Value will be based on the alternate calculation of the Index described under "--Discontinuance of the Index; Alteration of Method of Calculation."

                              If a Market Disruption Event relating to the Index or one or more of the commodities contracts underlying the Index (each an "index contract") occurs on the scheduled Valuation Date, the Calculation Agent will calculate the Index Value using a price (i) for each index contract that did not suffer a Market Disruption Event on such date, the settlement price of such index contract on such date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the settlement price of such index contract on the first succeeding Trading Day on which no Market

                              Disruption Event is existing with respect to such index contract; provided that if the relevant Market Disruption Event in respect of the Index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; provided further that, if a Market Disruption Event occurs with respect to such index contract on each of the three Trading Days immediately succeeding the Valuation Date, the Calculation Agent will use a price for such index contract equal to the arithmetic mean, as determined by the Calculation Agent on the fourth Trading Day immediately succeeding the Valuation Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quote for such index contract and any other information in good faith deemed relevant by such dealers. Quotes of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant index contract and, using that price, determine the Index Value. In calculating the Index Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Index last in effect prior to such discontinuance.

Market Disruption Event....   Market Disruption Event means any of a Price
                              Source Disruption, Trading Suspension,
                              Disappearance of Commodity Reference Price,
                              Material Change in Formula, Material Change in
                              Content, Tax Disruption or Trading Limitation.

Price Source Disruption....   Price Source Disruption means (i) the temporary
                              failure of GS & Co. to announce or publish the Index Value (or the value of any Successor Index, if applicable) or the information necessary for determining the Index Value (or the value of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of the Index.

Trading Suspension.........   Trading Suspension means the material suspension
                              of trading in any of the commodities contracts underlying the Index on the Relevant Exchange for such contract or commodity.

Disappearance of Commodity
  Reference Price..........   Disappearance of Commodity Reference Price means
                              (i) the permanent discontinuance of trading in any of the commodities contracts underlying the Index on the Relevant Exchange; (ii) the disappearance of, or of trading in, any of the commodities underlying the Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Index Value, notwithstanding the availability of the price source or the status of trading in the relevant commodity contracts.

                              For purposes of this definition, a discontinuance of publication of the Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with "Description of Notes-- Discontinuance of the Index; Alteration of Method of Calculation" below.

Material Change in
  Formula.................    Material Change in Formula means the occurrence
                              since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Value.

Material Change in
  Content..................   Material Change in Content means the occurrence
                              since the date of this pricing supplement of a material change in the content, composition or constitution of the Index or commodities contracts underlying the Index.

Tax Disruption.............   Tax Disruption means the imposition of, change in
                              or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be a Valuation Date from what it would have been without that imposition, change or removal.

Trading Limitation.........   Trading Limitation means the material limitation
                              imposed on trading in any of the commodities contracts underlying the Index on the Relevant
                              Exchange for such contract or commodity.

Relevant Exchange..........   Relevant Exchange means the primary exchange or
                              market of trading for any commodity contract then included in the Index or any Successor Index.

Trading Day................   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the New
                              York Stock Exchange, Inc. ("NYSE"), the American
                              Stock Exchange, Inc. ("AMEX"), the Nasdaq
                              National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, in the over-the-counter market for equity securities in the United States.

Index Business Day.........   Any day on which the official daily settlement
                              price of the Index is scheduled to be published.

Alternate Exchange
  Calculation in Case of
  an Event of Default......   In case an event of default with respect to the
                              Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the
                              "Acceleration Amount") will equal the Minimum
                              Payment Amount plus the Supplemental Redemption
                              Amount, if any, determined as though the Index
                              Value on the Valuation Date were the Index Value on the date of acceleration.

                              If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to

                              DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
  Alteration of Method of
  Calculation..............   If GS & Co. permanently discontinues publication
                              of the Index and GS & Co. or another entity publishes a successor or substitute index that MS
                              & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a "Successor Index"), then any subsequent price for the Index will be determined by reference to such Successor Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on the relevant day.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If GS & Co. discontinues publication of the Index prior to, and such discontinuance is continuing on, the Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available on such date, then the Calculation Agent will determine the Index Value on the Valuation Date using the formula for calculating the Index last in effect prior to such discontinuance.

                              If the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such index in order to arrive at a price of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or
  Certificated Note........   Book Entry. The Notes will be issued in the form
                              of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding
                              DTC and book entry notes, please read "Form of Securities--The Depositary" and "Form of
                              Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or
  Subordinated Note........   Senior

Trustee....................   JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Agent......................   Morgan Stanley & Co. Incorporated and its
                              successors ("MS & Co.")

The Index..................   The Goldman Sachs Commodity Index(R) - Gold
                              Excess Return.

                              We have derived all information regarding the Index, the Goldman Sachs Commodity Index(R) - Excess Return (the "GSCI(R)-ER") and the Goldman Sachs Commodity Index(R) (the "GSCI(R)") contained in this pricing supplement, including, without limitation, their make-up and method of calculation from publicly available information. The Index was developed, and is calculated, maintained and published daily, by GS & Co. We make no representation or warranty as to the accuracy or completeness of such information.

                              The Index is a sub-index of the GSCI(R)-ER and represents only the gold component of the GSCI(R)-ER. The value of the Index on any given day is calculated in the same manner as the GSCI(R)-ER except that (i) the daily contract reference prices, the contract production weight ("CPW") and roll weights used in performing such calculations are limited to the gold futures contracts included in the Index; and (ii) the Index has a separate normalizing constant.

                              The GSCI(R)-ER

                              The GSCI(R)-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The GSCI(R)-ER was established in May 1991 and represents the return of a portfolio of commodity futures contracts included in the GSCI(R), the composition of which, on any given day, reflects the CPW and "roll weights" of the contracts included in the GSCI(R) (discussed below).

                              Value of the GSCI(R)-ER

                              The value of the GSCI(R)-ER on any given day is equal to the product of (i) the value of the GSCI(R)-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the GSCI(R)-ER is indexed to a normalized value of 100 on January 2, 1970.

                              Contract Daily Return

                              The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI(R), of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate "roll weight," divided by the total dollar weight of the GSCI(R) on the preceding day, minus one.

                              The total dollar weight of the GSCI(R) is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate "roll weights" (discussed below).

                              The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of GS & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, GS & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI(R) calculation.

                              The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the GSCI(R) is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI(R) also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI(R) is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

                              If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, GS & Co. may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

                              If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

                              The GSCI(R)

                              The GSCI(R) is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI(R) is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI(R) are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI(R) are weighted, on a production basis, to reflect the relative significance (in the view of GS & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI(R) are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI(R) was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI(R), and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

                              Set forth below is a summary of the composition of and the methodology currently used to calculate the GSCI(R). The methodology for determining the composition and weighting of the GSCI(R) and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI(R), as described below. GS & Co. makes the official calculations of the GSCI(R). At present, this calculation is performed continuously and is reported on Reuters Page, GSCI(R), and is updated on Reuters at least once every three minutes during business hours on each Index Business Day.

                              The Policy Committee established by GS & Co. to assist it in connection with the operation of the GSCI(R) generally meets once each year to discuss the composition of the GSCI(R). The Policy Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

                              Composition of the GSCI(R)

                              In order to be included in the GSCI(R) a contract must satisfy the following eligibility criteria:

                                   o   The contract must be in respect of a
                                       physical commodity and not a financial
                                       commodity.

                                   o   The contract must (a) have a specified
                                       expiration or term or provide in some
                                       other manner for delivery or
                                       settlement at a specified time, or
                                       within a specified period, in the
                                       future; and (b) at any given point in
                                       time, be available for trading at least
                                       five months prior to its expiration or
                                       such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the GSCI(R) that, at any given point in time, will be involved in rolls to be effected pursuant to the GSCI(R).

                                   o   The commodity must be the subject of a
                                       contract that is (a) denominated in U.S.
                                       dollars and (b) traded on or through an
                                       exchange, facility or other platform
                                       (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

                                   o   The price of the relevant contract that
                                       is used as a reference or benchmark by
                                       market participants (referred to as the
                                       daily contract reference price)
                                       generally must have been available on a
                                       continuous basis for at least two years
                                       prior to the proposed date of inclusion
                                       in the GSCI(R).

                                   o   At and after the time a contract is
                                       included in the GSCI(R), the daily
                                       contract reference price for such
                                       contract must be published between 10:00
                                       AM. and 4:00 P.M., New York City time,
                                       on each business day relating to such
                                       contract by the trading facility on or
                                       through which it is traded.

                                   o   For a contract to be eligible for
                                       inclusion in the GSCI(R), volume data
                                       with respect to such contract must be
                                       available for at least the three months
                                       immediately preceding the date on which
                                       the determination is made.

                                   o   Contracts must also satisfy volume
                                       trading requirements and certain
                                       percentage dollar weight requirements to be eligible for inclusion in the GSCI(R).

                              The contracts currently included in the GSCI(R) are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

                              Calculation of the GSCI(R)

                              The value of the GSCI(R) on any given day is equal to the total dollar weight of the GSCI(R) divided by a normalizing constant that assures the continuity of the GSCI(R) over time.

                              Contract Expirations

                              Because the GSCI(R) is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the GSCI(R) for each commodity during a given year are designated by GS & Co., in consultation with the Policy Committee, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

                              If a trading facility deletes one or more contract expirations, the GSCI(R) will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by GS & Co. If a trading facility ceases trading in all contract expirations relating to a particular contract, GS & Co. may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI(R). To the extent practicable, the replacement will be effected during the next monthly review of the composition of the GSCI(R).

Calculation Agent..........   MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Initial
                              Index Value, the Final Index Value the Index
                              Percent Increase, and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Historical Information.....   The following tables set forth the published
                              high, low and end of quarter official daily settlement prices for the Index for each calendar quarter from January 1, 2001 to June 15, 2006.
                              The official daily settlement price of the Index on June 15, 2006 was

                              56.22. We obtained the information in the table from Bloomberg Financial Markets, without independent verification. In addition, the official daily settlement prices published by Bloomberg Financial Markets may differ from the Index Value as determined on the applicable Reuters page pursuant to "Index Value" above. We will not use Bloomberg Financial Markets to determine the Index Value on the Valuation Date. The historical official daily settlement prices of the Index should not be taken as an indication of future performance. We cannot give you any assurance that the Index Percent Increase will be greater than zero or that you will receive any Supplemental Redemption Amount.


                                                      High      Low   Period End
                                                      ----      ---   ----------
                              2001
                              First Quarter.......   30.89     29.13     29.20
                              Second Quarter......   32.43     28.91     30.45
                              Third Quarter.......   32.79     29.77     32.71
                              Fourth Quarter......   32.64     30.29     30.97
                              2002
                              First Quarter.......   33.70     30.91     33.52
                              Second Quarter......   36.17     33.06     34.53
                              Third Quarter.......   35.75     33.27     35.53
                              Fourth Quarter......   38.11     34.00     37.95
                              2003
                              First Quarter.......   41.29     35.45     36.53
                              Second Quarter......   40.37     34.94     37.47
                              Third Quarter.......   41.84     37.03     41.59
                              Fourth Quarter......   44.82     39.84     44.70
                              2004
                              First Quarter.......   45.85     42.09     45.79
                              Second Quarter......   45.84     40.08     41.90
                              Third Quarter.......   44.52     41.28     44.52
                              Fourth Quarter......   48.26     43.91     46.22
                              2005
                              First Quarter.......   46.86     43.45     44.95
                              Second Quarter......   45.93     43.28     45.29
                              Third Quarter.......   48.63     43.54     48.27
                              Fourth Quarter......   53.87     46.80     52.60
                              2006
                              First Quarter.......   58.91     53.50     58.40
                               Second Quarter
                                (through June 15,
                                2006).............   71.82     55.84     56.22


Use of Proceeds and
  Hedging..................   The net proceeds we receive from the sale of the
                              Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Index, including any gold futures contracts underlying the Index listed on major securities markets, or positions in any other available securities or instruments that we wished to use in connection with such hedging. Such purchase activity could potentially increase the Index Value, and, therefore, the Index Value that must prevail on the Valuation Date before you would receive at maturity a payment that exceeds the Minimum Payment Amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the gold futures contracts underlying the Index or forwards or options contracts on the Index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Index Value and, therefore, adversely affect the Index Value on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.............   Under the terms and subject to the conditions
                              contained in the U.S. distribution agreement
                              referred to in the prospectus supplement under
                              "Plan of Distribution," the Agent, acting as
                              principal for its own account, has agreed to
                              purchase, and we have agreed to sell, the
                              principal amount of Notes set forth on the cover
                              of this pricing supplement. The Agent proposes
                              initially to offer the Notes directly to the
                              public at the public offering price set forth on
                              the cover page of this pricing supplement. The
                              Agent may allow a concession not in excess of   %
                              per Note to other dealers, which may include
                              Morgan Stanley DW, Inc., Morgan Stanley & Co.
                              International Limited and Bank Morgan Stanley AG.
                              After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                              We expect to deliver the Notes against payment therefor in New York, New York on June , 2006,
                              which will be the       scheduled Business Day
                              following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

                              In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Additionally, the Notes may be sold, disposed or exchanged only in transactions with us or our affiliates and may not be sold, disposed or exchanged in any sort of transaction with another party without our prior written consent.

                              Brazil

                              The Notes have not been and will not be
                              registered with the Comissao de Calores
                              Mobiliarios (The Brazilian Securities
                              Commission). The Notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

                              Chile

                              The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

                              Mexico

                              The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

                              (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

                              (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

                              (c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

                              (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement Between
  GS & Co. and Morgan
  Stanley..................   The Notes are not sponsored, endorsed, sold or
                              promoted by GS & Co. GS & Co. makes no
                              representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the GSCI to track general commodity market performance. GS & Co.'s only relationship to Morgan Stanley is the licensing of the Index, which is determined, composed and calculated by GS & Co. without regard to the Licensee or the Product(s). GS &
                              Co. has no obligation to take the needs of Morgan
                              Stanley or the owners of the Notes into
                              consideration in determining, composing or calculating the Index. GS & Co. is not responsible for, and has not participated in, the determination of the timing of prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. GS
                              & Co. has no obligation or liability in
                              connection with the administration, marketing or trading of the Notes.

                              GS & CO. DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. GS & CO. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GS & CO. MAKES NOT EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GS & CO. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

ERISA Matters for Pension
  Plans and Insurance
  Companies................   Each fiduciary of a pension, profit-sharing or
                              other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes.
                              Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                              Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                              Purchasers of the Notes have exclusive
                              responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal
  Income Taxation..........   In the opinion of Davis Polk & Wardwell, our
                              counsel, although the matter is not free from doubt, the Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called
                              "United States Federal Taxation."

                              U.S. Holders

                              Please read the discussions in the sections called "United States Federal Taxation -- Tax Consequences to U.S. Holders -- Notes -- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation -- Tax Consequences to U.S. Holders -- Backup Withholding and Information Reporting" of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the "Tax Disclosure Sections."

                              In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                              The rate of accrual of OID on the Notes is the "comparable yield" as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Notes were issued on June 19, 2006, the comparable yield would be an annual rate of 5.5089% compounded semi-annually. Based on the comparable yield set forth above, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,178.70 due at maturity. However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different than the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be provided in the final pricing supplement.

                              Based on the comparable yield set forth above, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   ACCRUAL      ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                       ACCRUAL PERIOD               NOTE)      OF ACCRUAL PERIOD
                              -------------------------------  --------------- -----------------
                              Original Issue Date through
                                 June 30, 2006..............         $1.3772        $1.3772
                              July 1, 2006 through
                                 December 31, 2006..........        $27.5824       $28.9596
                              January 1, 2007 through
                                 June 30, 2007..............        $28.3422       $57.3018
                              July 1, 2007 through
                                 December 31, 2007..........        $29.1228       $86.4246
                              January 1, 2008 through
                                 June 30, 2008..............        $29.9250      $116.3496
                              July 1, 2008 through
                                 December 31, 2008..........        $30.7493      $147.0989
                              January 1, 2009 through
                                 June 30, 2009..............        $31.5963      $178.6952

                              This table will be updated in the final pricing supplement using the actual comparable yield determined on the pricing date.

                              The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                              Non-U.S. Holders

                              If you are a non-U.S. investor, please read the discussions under "United States Federal Taxation -- Tax Consequences to Non-U.S. Holders" in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

                              You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.